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                     November 29, 2022

       Kevin Griffin
       Chief Executive Officer
       Pivotal Investment Corporation III
       c/o Graubard Miller
       405 Lexington Avenue, 44th Floor
       New York, NY 10174

                                                        Re: Pivotal Investment
Corporation III
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 22,
2022
                                                            File No. 001-40019

       Dear Kevin Griffin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jeffrey M. Gallant,
Esq.